Exhibit 10.1

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (the "Agreement") is made and entered into this 18th day of May 2017 (the "Effective Date"), by and between Is It You Ltd., an Israeli company having its principal place of business at 6 Hamelacha St., Lod, Israel 7152012, ("Licensor"), and Helios & Matheson Analytics, Inc. ("HMNY"), on behalf of itself and its affiliates, a Delaware company having a principal place of business at 350 Fifth Avenue, Suite 7520, New York, NY, USA (HMNY and its affiliates together, "Licensee").

WHEREAS, Licensor is the developer and owner of certain facial and image recognition software as more fully described on Exhibit A attached hereto (the "Licensed Software"); and

WHEREAS, Licensee is interested in obtaining from Licensor, and Licensor is willing to grant to Licensee, a perpetual license to the Licensed Software, all in accordance with the terms and conditions of this Agreement;

NOW THEREFORE in consideration of the agreements, covenants, and conditions hereinafter set forth, the parties agree as follows:

1.	Grant of Rights

1.1     Perpetual License.     Subject to Licensee's compliance with the terms and conditions of this Agreement, Licensor hereby grants Licensee a perpetual, non-transferable, non-sublicensable, non-exclusive right and license (a) to integrate the Licensed Software with Licensee's RedZone™ Map family of products, applications, and services (the "RedZone Apps") to create integrated service offerings that integrate and/or incorporate the Licensed Software with the RedZone Apps (the "Integrated Offerings"); (b) to commercialize, distribute, and sell the Integrated Offerings to customers worldwide; (c) to use the Licensed Software internally to create a non-commercial lab/testing environment; and (d) to use the Licensed Software to provide maintenance and support services to customers of the Integrated Offerings. Licensee may make and use a reasonable number of copies of the Licensed Software for internal, non-revenue generating purposes, such as training and demonstrations, and to create a non-commercial lab/testing environment.

1.2    Licensor shall not license, sell, or transfer the Licensed Software to any third party that wishes to integrate or bundle the Licensed Software with applications that compete with Licensee's Integrated Offerings relating to crime and terrorism mapping applications.

1.3     Reservation of Rights; License Restrictions. Except for the express rights to the Licensed Software set forth above, no licenses of any kind are granted by Licensor hereunder, whether by implication, estoppel, course of conduct or otherwise. Licensee shall not (a) reverse assemble, reverse compile, reverse engineer or otherwise attempt to discover or derive any source code of the Licensed Software, (b) rent, lease or distribute the Licensed Software or any portion thereof as a stand-alone product, except if bundled with the RedZone Apps, (c) modify (other than as necessary to create the Integrated Offerings) or create any derivative works of the Licensed Software, or (d) use the Licensed Software other than as set forth in Section 1.1.

2.	Delivery and Documentation

2.1     Licensor shall deliver to Licensee Software Development Kits containing the Licensed Software, as described in Exhibit A.

2.2     Licensor shall provide Licensee with documentation for the Licensed Software, in electronic format, that contains a description of the Licensed Software’s material functions and operations (the "Documentation").

2.3    Licensee may (a) reproduce the Documentation for its internal use, and (b) reproduce, incorporate, and use the Documentation with its own documentation for the Integrated Offerings.

3.	Professional Services

At no additional charge, Licensor shall provide the Licensee with the professional services detailed in Exhibit B attached hereto, including installing the Licensed Software on Licensee’s platform and assisting Licensee with initial testing of the Licensed Software.

4.	Maintenance and Support

Subject to payment of the applicable fees, Licensor shall provide Licensee with maintenance and support services for the Licensed Software, including (a) providing updates, enhancements, modifications, and new versions of the Licensed Software, (b) assisting with locating and identifying errors in the Licensed Software; and (c) error corrections and bug fixes, all as set forth in the Maintenance and Support Terms attached hereto at Exhibit C (the "Support Services") and subject to the terms and conditions thereof. Licensor shall use reasonable commercial efforts to give Licensee at least thirty (30) days prior written notice of each pending new major release of the Licensed Software. All new versions of the Licensed Software shall be backward compatible in terms of features of the prior version of the Licensed Software licensed by Licensee.

5.	Fees

5.1      License Fee.     In consideration for the license granted in Section 1 above, Licensee shall pay Licensor a one-time license fee in the amount of US$** (the "License Fee") for up to 1.6 million end-user licenses. The License Fee includes payment for the performance of the professional services detailed in Section 3 above, including installation of the Licensed Software on Licensee’s platform.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “**” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

5.2      Additional License Fees.

5.2.1     In the event Licensee exceeds 1.6 million users of the Integrated Offerings, then Licensee shall pay an additional one-time license fee of $** for up to an aggregate of 20 million end-user licenses.

5.2.2     In the event Licensee exceeds 20 million users of the Integrated Offerings, then Licensee shall pay an additional one-time license fee of $** for up to an aggregate of 100 million end-user licenses.

5.2.3     In the event Licensee exceeds 100 million users of the Integrated Offerings, the parties will negotiate the additional compensation to be paid by Licensee to Licensor.

5.3     Maintenance Fee. Maintenance and support during the first year of this Agreement is included within the License Fee. Beginning with the first anniversary of delivery of the Licensed Software, the annual maintenance fee shall be **, but in no event shall the annual maintenance fee exceed $** per year.

6.	Payment Terms

6.1     License Fee.     Licensee will pay Licensor the License Fee in two equal installments of $** each. Licensee will pay the first installment of $** upon delivery of the SDK as set forth in Section 2.1, and the second installment of $** within (i) seven (7) days of deposit of the Escrow Materials or (ii) within two (2) business days of Licensor's completion of the professional services described in Exhibit B, whichever occurs later.

6.2     Annual Maintenance Fee. Commencing on the first anniversary of delivery of the Licensed Software, Licensee shall pay the annual maintenance fee annually in advance on the anniversary of the delivery date.

6.3     Taxes. Each party shall be responsible for the taxes that it is required to pay. Licensee shall maintain the right to deduct or withhold any taxes that Licensee is obligated to withhold from any amounts payable to Licensee under this Agreement. In such case, Licensee shall promptly provide Licensor with all necessary documentation evidencing such deductions and withholdings to enable Licensor to claim a credit on its tax returns.

7.	Representations and Warranties

7.1     Licensor warrants that, for a period of one hundred eighty (180) days from delivery of the Licensed Software to Licensee:

(a)     Performance Warranty.      Each copy of the Licensed Software shall perform substantially in accordance with the Documentation. Licensor shall correct any reported non-conformity and software errors. Any replacement software will be warranted for the remainder of the original warranty period or ninety (90) days, whichever is longer.

(b)     Media Warranty.     The media on which the Licensed Software is furnished will, under normal use, be free of defects in materials and workmanship.

7.2     Non-Infringement.     Licensor represents and warrants to Licensee that Licensor has full right to use, copy, and license the Licensed Software as contemplated by this Agreement, and that, to its best knowledge, such use and licensing thereof does not violate any copyright, patent, or other proprietary right of any third party.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “**” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

7.3     No Viruses.     Licensor warrants that the Licensed Software does not contain (i) any malicious computer software that intentionally interferes with normal computer functions or, without the user’s consent, sends personal data about the user to unauthorized parties over the Internet; nor (ii) any “worms”, “viruses”, “Trojan horses” or other programs or programming devices that might be used to modify, delete, deactivate, or disable the Licensed Software, or the computer hardware or data of the Licensee.

7.4     Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, LICENSOR MAKES AND LICENSEE RECEIVES NO WARRANTIES OR CONDITIONS ON THE PRODUCTS, LICENSED SOFTWARE EXPRESS, IMPLIED, CONTRACTUAL OR STATUTORY, AND THE COMPANY SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

8.	Intellectual Property.

8.1     Licensor has, and shall retain, the sole and exclusive ownership of all right, title, and interest, including all intellectual property rights, in and to the Licensed Software, the Documentation and any updates, upgrades, improvements, enhancements and derivatives thereof.

8.2     Licensee has, and shall retain, the sole and exclusive ownership of all right, title, and interest, including all intellectual property rights, in and to the RedZone Apps and the Integrated Offerings (except for the Licensed Software component which is owned by Licensor).

9.	Indemnification.

9.1     Licensor's Duty to Indemnify. Licensor shall defend against any claim or lawsuit by a third party (a "Claim") against Licensee and its the officers, directors, employees, successors, and assigns (collectively, "Licensee Indemnified Parties") (a) that the Licensed Software infringes any patent, copyright, or trademark or misappropriates a trade secret of a third party, or (b) that arises out of or relates to any actual or alleged personal or bodily injury (including, without limitation, death) or damage to tangible property caused by the Licensed Software, and will indemnify and hold harmless the Licensee Indemnified Parties against all costs, damages, losses, liabilities and expenses (including attorneys' fees and costs) ("Damages") awarded against the Licensee Indemnified Parties by a court of competent jurisdiction, or agreed to in a written settlement agreement, arising out of such Claim. Licensor will have no liability under this Section 9.1 to the extent that a Claim arises from modification of the Licensed Software by Licensee or the combination of the Licensed Software with any other products, services, or materials if the Licensed Software would not be infringing but for such modification or combination.

9.2     Enjoinment of Use.     Licensee's use of the Licensed Software under the terms of this Agreement is enjoined or Licensor determines that such use may be enjoined, then Licensor, at its sole option and expense, may either (i) procure for Licensee a license to continue using the Licensed Software in accordance with the terms of this Agreement; or (ii) replace or modify the allegedly infringing Licensed Software to avoid the infringement. If neither of the aforementioned options can be accomplished by Licensor on a commercially reasonable basis, in the event that an injunction prevents further use of the Licensed Software, either party may terminate the Agreement and Licensor will refund to Licensee (a) pre-paid unused Maintenance Fees, and (b) the License Fees paid by Licensor.

9.3    Licensee's Duty to Indemnify. Licensee shall indemnify, defend and hold harmless Licensor, and its officers, directors and employees ("Licensor Indemnified Parties"), from and against any Claim (a) that the Integrated Offerings (other than the Licensed Software component) infringes any patent, copyright, or trademark or misappropriates a trade secret of a third party, or (b) that arises out of or relates to any actual or alleged personal or bodily injury (including, without limitation, death) or damage to tangible property caused by the Integrated Offerings (other than the Licensed Software component), and will indemnify and hold harmless the Licensor Indemnified Parties against all Damages against the Licensor Indemnified Parties by a court of competent jurisdiction, or agreed to in a written settlement agreement, arising out of such Claim.

9.4     Defense. The indemnified party will provide the indemnifying party with (a) prompt written notice if it learns of such claim (provided that failure to provide timely notice shall not relieve the indemnifying party of its indemnity obligations to the extent the indemnifying party is not prejudiced by such failure), (b) information and reasonable assistance (at the indemnifying party's expense) necessary to settle and/or defend any such claim or action, and (c) the authority to control the defense or settlement of such claim, provided that: (i) the indemnifying party permits the indemnified party to participate in the defense and settlement of any such claim, at its own expense, with counsel of its choosing; (ii) the indemnifying party shall not enter into or acquiesce to any settlement containing any admission of or stipulation to any guilt, fault, liability or wrongdoing on the part of any indemnified party or otherwise purporting to create any obligation on the indemnified party without the indemnified party's prior written consent (to be given or withheld in the indemnified party's reasonable discretion).

10.	Limitation of Liability.

10.1     IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION OR OTHER PECUNIARY LOSS) REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF WARRANTIES, FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.2     EXCEPT WITH REGARD TO A BREACH OF CONFIDENTIALITY OR A PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER, IN NO EVENT SHALL EITHER PARTY’S LIABILITY TO THE OTHER EXCEED THE AMOUNT PAID BY LICENSEE FOR THE LICENSED SOFTWARE. THE PARTIES ACKNOWLEDGE THAT THE LICENSE FEE REFLECTS THIS ALLOCATION OF RISK.

11.	Confidentiality

11.1     Each party hereby acknowledges that it may be exposed to confidential and proprietary information of the other party including, without limitation, software and other technical information (including functional and technical specifications, designs, drawings, analysis, research, processes, computer programs, algorithms, methods, ideas, "know how" and the like); business information (sales and marketing research, materials, plans, accounting and financial information, personnel records and the like); trade secrets; and other information designated as confidential expressly or by the circumstances in which it is provided or which is confidential by nature ("Confidential Information"). Confidential Information does not include (i) information already known or independently developed by the recipient; (ii) information in the public domain through no wrongful act of the recipient, or (iii) information received by the recipient from a third party who was free to disclose it.

11.2     With respect to the other party's Confidential Information, the recipient hereby agrees that it shall not use, commercialize or disclose such Confidential Information to any person or entity, except to its own employees having a "need to know" (and who are themselves bound by similar nondisclosure restrictions), and to such other recipients as the disclosing party may approve in writing; provided, that all such recipients shall have first executed a confidentiality agreement in a form acceptable to the owner of such information. Each party shall use at least the same degree of care in safeguarding the other party's Confidential Information as it uses in safeguarding its own confidential information.

11.3     Each party acknowledges that the unauthorized use, commercialization or disclosure of the other party's Confidential Information would cause irreparable harm to such other party. The parties acknowledge that remedies at law would be inadequate to redress the actual or threatened unauthorized use, commercialization, or disclosure of such Confidential Information and that the foregoing restrictions may be enforced by temporary and permanent injunctive relief without necessity of posting bond. In addition, any award of injunctive relief shall include recovery of associated costs and expenses (including reasonable attorneys' fees).

12.	Term and Termination

12.1     Term.     This Agreement shall be effective as of the Effective Date, and shall continue in effect for an initial term of five (5) years, unless terminated earlier by one of the parties in accordance with the terms of this Section 12. Upon completion of the initial term and each year thereafter, the term of the Agreement shall be automatically renewed for an additional one year unless one party gives the other party sixty (60) days advanced written notice of termination prior to the expiration of the then-current term.

12.2     Termination for Cause. Notwithstanding anything to the contrary, a party may terminate this Agreement upon the occurrence of any of the following events, and such party shall not be liable to the other party for the proper exercise of such right:

(a)     The other party materially breaches this Agreement and continues in such breach for thirty (30) days after the non-breaching party has given written notice thereof to the other party; or

(b)     For a period of ninety (90) consecutive days, the other party is declared to be insolvent or is the subject of bankruptcy or liquidation proceedings, whether compulsory or voluntary, or has a receiver, judicial administrator or similar officer appointed over all or any material part of its assets, or any security holder or encumbrance lawfully takes possession of any property of or in possession of the other party, or if the other party ceases to carry on its business.

12.3     Post-Termination. Notwithstanding any expiration or termination of this Agreement, except for termination by Licensor for breach by Licensee pursuant to Section 1.2 above, (i) the perpetual license shall remain in effect, and (ii) Licensee shall have the right to order annual Support Services at the price set forth in Section 5.3, and Licensor shall be obligated to provide such ordered annual Support Services, for a period of up to five (5) years from the effective date of termination. The provisions of Section 1.2 (License Restrictions), 9 (Indemnification), 10 (Limitation of Liability), 11 (Confidential Information), this Section 12 (Term and Termination), 13 (Escrow) (for as long as Licensee is ordering annual Support Services), and 15 (Miscellaneous) shall survive expiration or termination of this Agreement.

13.	Escrow

13.1     Within twenty (20) days of the signing of this Agreement, Licensor and Licensee shall sign an escrow agreement with a recognized software escrow agent acceptable to both parties (the "Escrow Agent"), pursuant to which Licensor shall deposit a copy of the source code of the Licensed Software, as well as any and all technical specifications and supporting documentation necessary to enable an independent competent programmer to understand, maintain, modify, and enhance the Licensed Software, (the "Escrow Materials"), with the Escrow Agent to be held by the Escrow Agent in escrow. Licensor shall be responsible for all costs associated with establishing the escrow arrangement, and Licensee shall be responsible for the annual costs associated with maintaining Licensee as a beneficiary of the escrow account.

13.2     The identity of the Escrow Agent shall be agreed upon by the parties. The terms and conditions of the escrow agreement shall all be in accordance with Israel's Law of Encouragement of Industrial Research and Development, 5744-1984, the regulations thereunder and the directives of the Israel Innovation Authority (formerly, the Office of the Chief Scientist) (collectively, the "R&D Rules"). Subject to the foregoing, the Escrow Agent shall release and deliver the Escrow Materials to Licensee upon the occurrence of any of the following:

(a)      Licensor suspends or discontinues its business, or ceases to trade; or

(b)      Licensor enters into liquidation whether compulsory or voluntary (other than for the purposes of solvent reconstruction or amalgamation), or has a receiver or administrative receiver appointed over all or any part of its assets or undertaking, which receiver or administrator is not removed within ninety (90) days of its appointment, or files for bankruptcy; or

(c)      Licensor ceases to provide the Support Services pursuant to this Agreement during the term of this Agreement and during a period of up to five (5) years from the effective date of termination. Provided, however, that in the event Licensor ceases to provide the Support Services, the Escrow Agent shall not release the Escrow Materials if both of the following are satisfied: (i) Licensor has arranged for the Licensed Software to continue to be supported under another commercial name or pursuant to a merger, buyout or acquisition, and (ii) such arrangement does not adversely affect Licensee’s capacity to support the Integrated Offerings under terms substantially similar to the terms set forth in this Agreement.

13.4     Licensor shall further deposit with the Escrow Agent the source code for any updated versions of the Licensed Software, including fixes, enhancements, and new releases, as promptly as such updated versions become available.

 13.5  Licensee shall be permitted to use the Escrow Materials solely to support and maintain the Integrated Offerings and for the number of users for which Licensee paid a License Fee hereunder, subject to the R&D Rules.

14.	Relationship of the Parties

The parties to this Agreement are independent contractors. No relationship of principal to agent, master to servant, employer to employee, or franchisor to franchisee is established hereby between the parties. Neither party has the authority to bind the other or incur any obligation on the other’s behalf.

15.	Miscellaneous

15.1     Entire Agreement. This Agreement, including its exhibits, constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes all prior or contemporaneous statements, representations, discussions, negotiations, and agreements, both oral and written.

15.2     Amendments or Waiver. This Agreement may not be amended or modified except in a writing signed by authorized officers of both parties. No order, invoice, or similar document will modify the terms of this Agreement even if accepted by the receiving party.

15.3     Severability. In the event that any one or more of the provisions of this Agreement shall be found to be illegal or unenforceable, this Agreement shall nevertheless remain in full force and effect, and such term or provision shall be deemed severed unless such severance defeats the purpose of this Agreement or results in substantial injustice to one of the parties.

15.4     No Waiver. Neither of the party's rights to enforce provisions of this Agreement shall be affected by any prior course of dealing, waiver, delay, omission, or forbearance.

15.5     Assignment. If either party to this Agreement is merged, consolidated with or acquired by another legal entity, or in the event of a sale of all or substantially all of the assets of either party to another legal entity, the terms of this Agreement shall continue to be binding upon and inure to the benefit of such other legal entity and this Agreement may be assigned to such other legal entity without any consent requirement of the other party hereto. Except as provided in the immediately preceding sentence or by force of law, this Agreement and the rights granted hereunder shall not be assigned or transferred by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

15.6     Notices. Any notice or other communication to the parties shall be sent to the addresses set out above, or such other places as they may from time to time specify by notice in writing to the other party. All notices or other communications required to be given hereunder shall be in writing and shall be effective (i) if mailed, seven (7) business days after mailing with registered mail, (ii) if sent by messenger, upon receipt, and (iii) if sent via facsimile, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

15.7     Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, and the courts of New York, NY shall have exclusive jurisdiction in all matters arising therefrom. Notwithstanding the above, each party shall be entitled to bring an action for injunctive relief in any court of competent jurisdiction.

15.8     Counterparts. This Agreement may be executed in any number of counterparts (including by fax or electronic scan), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Is It You Ltd.	Helios and Matheson Analytics, Inc.

/s/ Benjamin Levy	/s/ Theodore Farnsworth
Name: Benjamin Levy	Name: Theodore Farnsworth
Title: CEO	Title: CEO
Date: 18 May 2017	Date: 05.18.2017

List of Exhibits:

Exhibit A: The Licensed Software

Exhibit B: The Professional Services

Exhibit C: Support Services

EXHIBIT A

THE LICENSED SOFTWARE

Licensor develops and markets software that enables face recognition authentication and verification of users on mobile smartphones (Android and iOS). This software is provided as a Software Development Kit ("SDK") that can be used by third parties to add face recognition authentication to their own applications.

The Licensed Software is designed, at its core, to allow the biometric enrollment of one user per device (although more can be allowed) and verify that user’s identity based on face recognition technology that Licensor developed.

Additionally, the SDK includes what is commonly known in the biometrics industry as “anti-spoof” functionality. Anti-spoof, in this context, means the ability of the face recognition software to distinguish between a real person and a facsimile of that same person. As an example, when properly deployed, the software would be able to distinguish between a real person’s face, and a photograph of that same person presented on a screen.

EXHIBIT B

THE PROFESSIONAL SERVICES

The following professional services will be provided to Licensee during the first thirty (30) days after delivery of the Licensed Software.

●	Installation of the Licensed Software on Licensee's servers.
●	Assistance during Licensee's testing of the Licensed Software,
●

Responses, by email, to inquiries by the Licensee’s programmers as to the correct use and deployment of the SDK. Email responses will take no more than twenty-four (24) hours from receipt except for messages received on Friday or Saturday (Israel time). Best efforts will be made to respond to queries received on Friday or Saturday with guarantees. Ordinarily, such requests will be taken care of on the Sunday following the Friday/Saturday in question.

●

Responses, through instant messaging (eg. WhatsApp, Skype) to inquiries by the Licensee’s programmers as to the correct use and deployment of the SDK. Instant messaging queries will be addressed Sunday-Thursday between 10:00 and 18:00 hrs, Israel time. Licensor personnel will make its best effort to respond in a timely fashion to these inquiries, aiming for responses not to lag by more than sixty (60) minutes from receipt. Inquiries received after business hours will be answered the next business day.

●	In addition to the above enumerated services, additional phone calls, conference calls, video calls and the like that shall not to exceed three hours in any one week.

Other services including but not limited to software development, debugging non-IsItYou code, design, software architecture consulting or in situ development, are not included as professional services and will be priced separately.

EXHIBIT C

SUPPORT SERVICES

Support Model:

With each request to Licensor, a ticket number will be generated.

A ticket may be opened by sending an email to the e-mail address below, by contacting Licensor at the phone number below, or by accessing the Licensor's support platform via the Internet.

The ticket number will accompany each subsequent interaction until the ticket is closed.

Severity Level	Severity Level Description	Maximum Initial Response Time	Resolution Time
1 – Critical	An error in the Licensed Software that renders the Licensed Software unusable.	Up to 1 Hour	Within 4 Hours
2 – Serious	An error in the Licensed Software that results in a loss of functionality and/or performance degradation.	2 Business Hours	Within 1 Business Day
3 – Other	All other issues with the Licensed Software. This also includes “How to” questions and service requests.	1 Business Day	5 Business Days

Support Services include (i) reasonable assistance with Licensee’s installation and general how-to questions by Licensee; (ii) resolution of tickets; (iii) bug fixes and error correction, and (iv) new releases, updates and upgrades.

Contacting Licensor Support:

Email:                 helpdesk@isityou-online.com

Telephone:          +97289579540

Support Hours:

Sunday – Thursday, 9am to 6pm Israel time.

Critical – Support may occur outside normal business hours and IsItYou will make its best effort to comply.